Moovies, Inc.
                             201 Brookfield Parkway
                                    Suite 200
                              Greenville, SC 29607

                                  June 18, 1997

Mr. F. Andrew Mitchell
Chief Financial Officer
Moovies, Inc.
201 Brookfield Parkway
Suite 200
Greenville, SC  29607

Dear Andy:

         This letter is to set forth the terms and provisions pursuant to which you are, effective on the date hereof, entitled to receive certain payments and consideration in the event there is a Change of Control (as defined herein) of Moovies, Inc., provided that you are employed by Moovies, Inc. on the date that such Change in Control occurs (even if the term of your employment agreement (if any) has expired). For purposes of this letter, the "Company" shall refer to Moovies, Inc., or, as appropriate, to the successor to the business of Moovies, Inc., if a Change in Control shall occur in which Moovies, Inc. is not the surviving corporation. The Company has agreed to provide you with these benefits in consideration of your contributions to the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by you and the Company. These payments and consideration are in addition to the compensation you are entitled to under your employment agreement (if any) and in addition to all options now or hereafter granted to you.

         1. Definition of "Change of Control". As used herein, the term "Change of Control" means the occurrence of any of the following:

                  (a) any  person or entity,  including  a "group" as defined in
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Company, a wholly owned subsidiary of the Company, or any employee benefit plan of the Company or its subsidiaries, becomes the beneficial owner of the Company's securities having 51 percent or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election for directors of the Company; or

                  (b) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of directors of the Company or such other corporation or entity after



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Mr. F. Andrew Mitchell
Chief Financial Officer
June 18, 1997
Page 2


such transaction, are held in the aggregate by holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

                  (c) the approval of the shareholders of the Company of a plan of liquidation.

         2. Effect of Change of Control. If there is a Change of Control of the Company, and (i) you resign your employment within six months after such event, or (ii) you are terminated without cause (as defined in your employment agreement (if any) with the Company; otherwise, as defined in your Non-Qualified Stock Option Agreement - 1995 Stock Plan with the Company) by the Company within six months after such event, you shall be entitled to receive an amount, payable in a lump sum within 30 days after the effective date of such resignation or termination, equal to the product of your average total annual compensation (defined for purposes of this Section as the average annual total of your compensation includable in taxable income for federal tax purposes, including without limitation, Base Salary, Annual Bonus, all insurance benefits costs and car allowance (collectively, "Compensation"), during the two (2) years immediately preceding the termination of your employment (or if you have been employed for less than 2 years on the date of such termination, the total of your Compensation for such full year, if any, and compensation includable in taxable income for federal tax purposes, including without limitation, Base Salary, the maximum Annual Bonus to which you would be entitled, all insurance benefit costs and car allowance for such partial year on an annualized basis) multiplied by 3. Serving as a director of the Company, or the entity that controls the Company, after a Change of Control will not constitute employment by the Company. In the event that any payment to be received by you pursuant to this Section 2 or the value of any acceleration right occurring pursuant to
Section 3 of this Agreement in connection with the Change of Control of the Company would be subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986 (the "Code"), whether in whole or in part, as a result of being an "excess parachute payment" within the meaning of such term in
Section 280G(b) of the Code, the amount payable under this Section 2 shall be reduced so that no portion of such payment or the value of such acceleration rights is subject to excise tax pursuant to Section 4999 of the Code. If the amount necessary to eliminate such excise tax exceeds the amount otherwise payable under this Section 2, no payment shall be made under this paragraph and no further adjustment shall be made. Notwithstanding the preceding sentence, (a) no portion of such payment or any acceleration right which tax counsel, selected by the Company's independent auditors and acceptable to you, determines not to constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code will be taken into account and (b) no portion of the total of your compensation which tax counsel, selected by the Company's independent auditors and acceptable to you, determines to be reasonable compensation for


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Mr. F. Andrew Mitchell
Chief Financial Officer
June 18, 1997
Page 3

services rendered within the meaning of Section 280G(b)(4) of the Code will be taken into account.

         3. Effect of Change of Control on Options. In the event of a Change of Control, all options granted to you prior to such Change of Control shall immediately vest and be exercisable by you, regardless of your employment or termination of employment with the Company.

         If the foregoing is acceptable to you, please sign where provided below and return a signed original of this letter to me.

                                      Yours truly,

                                      MOOVIES, INC.


                                      John L. Taylor
                                      Chairman of the Board, President and
                                      Chief Executive Officer

Accepted and Agreed:

________________________________[Signature]
F. Andrew Mitchell

____________________[Date]